Exhibit 99.1

OAK FINANCIAL CORPORATION, PARENT COMPANY OF BYRON BANK, REPORTS SECOND QUARTER RESULTS.

Byron Center, MI, July 17, 2009 - - OAK Financial Corporation (OKFC), a West Michigan-based bank holding company, reported second quarter net income of $1,010,000 compared to $1,199,000 for the second quarter of 2008. Basic and diluted earnings per share in the second quarter of 2009 were $0.38, a decline of 14% from the $0.44 reported for the second quarter of 2008. The decline in net income and earnings per share reflects an increase in the provision for loan losses, and higher FDIC insurance expense, partially offset by gains on the sale of mortgages. Net income for the first six months was $2,260,000, down 16%, from the first six months of 2008.

Total assets at June 30, 2009 equaled $841 million, an increase of $4 million from the end of the first quarter of 2009 and an increase of $54 million from June 30, 2008. Total loans increased $6 million during the second quarter and $73 million for the last 12 months. Compared to one year ago, total assets increased 7% and total loans increased 12%. Total deposits increased $5 million during the second quarter and $97 million, or 16% for the last 12 months. The bank continues to be well capitalized and has an equity-to-asset ratio of 8.45% at June 30, 2009 compared to 8.37% at December 31, 2008.

“When considered in the context of the enormous challenges that continue to confront our economy, our local markets and our industry, I’m very satisfied with our overall year-to-date performance,” said Patrick K. Gill, President and CEO of OAK Financial Corporation and Byron Bank. “Nonetheless, we remain very vigilant with respect to asset quality and even more attentive than usual to our core operating metrics. At the same time, however, we’re taking careful advantage of unprecedented opportunities to build both our reputation and our business.”

The net interest margin improved 13 basis points, to 3.27%, in the second quarter compared to 3.14% in the first quarter of 2009. The net interest margin improvement reflects the decline in funding cost and stable loan yields. Net interest income increased $305,000 on a linked-quarter basis and improved $55,000 over the second quarter of 2008.

The provision for loan losses was $1,375,000 in the second quarter compared to $975,000 in the first quarter of 2009 and $930,000 during the second quarter of 2008. The higher provision for loan losses was necessary due to an increase in net loan losses and increase in non-performing loans, which is described below. The higher level of loan loss provision contributed to an increase in the allowance as a percent of total loans from 1.33% at the end of 2008 to 1.50% at June 30, 2009.

Total non-interest income increased 23% during the second quarter of 2009, compared to the second quarter of 2008. The significant increase was the result of a $670,000 increase in mortgage banking revenue. The increase in mortgage banking revenue resulted from high volumes of mortgage refinance activity due to historically low mortgage interest rates. For the first six-months, non-interest income increased $1,393,000, or nearly 32%, almost entirely from the increase in mortgage refinance activity.

During the second quarter, the FDIC insurance expense increased $579,000, reflecting the special assessment on all insured financial institutions equal to approximately 5 basis points of total assets, less tier one equity. Excluding the increase in FDIC insurance expense, operating expenses would have declined approximately 3% during the second quarter of 2009 compared to the second quarter of 2008. This decline is the result of expense control measures that have been put into place. On a year-to-date basis, operating expenses increased approximately 11%, or approximately 5%, excluding the increase in the FDIC insurance. Non-performing loans continue to add to our operating expense through higher professional fees, loan collection costs, and losses and impairment charges associated with the disposition of other real estate. Total salary expense reflects both the reversal of all management bonuses and higher mortgage commission expense resulting from the strong mortgage refinance activity.

Non-performing assets totaled $7.8 million at June 30, 2009, up $0.3 million from the prior quarter and $1.1 million from June 30, 2008. Total non-performing assets, represent 0.93% of total assets and compared to 0.63% at December 31, 2008 and 0.85% at June 30, 2008. At June 30, 2009, total non-performing assets consist of $3.9 million of other real estate, $3.5 million of loans that are not accruing interest and $0.4 million of loans that are past due 90 days or more and still accruing interest. Net loans charged-off as a percent of total average loans was 0.40% in the second quarter of 2009, compared to .14% in the first quarter of 2009 and 0.13% in the second quarter of 2008. Net loans charged-off in the second quarter totaled $695,000 compared to $195,000 during the second quarter of 2008. Year-to-date 2009, net loans charged-off totaled $940,000 compared to $753,000 for the same period in 2008.

OAK Financial Corporation owns Byron Bank and provides traditional banking services and products through 14 banking offices serving 14 communities in Kent, Ottawa and Allegan counties in West Michigan. Byron Bank owns a subsidiary, Byron Investment Services, which offers mutual fund products, securities brokerage services, retirement planning services, investment management and advisory services. Our other subsidiary, Byron Insurance Agency, delivers a broad range of personal and business insurance products. For information regarding stock transactions, please contact Kent King Securities at 1-888-804-8891, Howe Barnes at 1-800-800-4693, Royal Securities at 616-538-2550 or Stifel, Nicolaus & Co., Inc. at 616-942-1717.

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements concerning future growth in earning assets and net income, the sustainability of past results, and other expectations and/or goals. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 588-7420, or James A. Luyk, Executive Vice President COO & CFO at (616) 588-7419 OAK Financial Corporation, Byron Center, Mich.

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	June 30,	December 31,
ASSETS	2009 (Unaudited)	2008

Cash and cash equivalents	$11,558	$15,411

Available-for-sale securities	96,175	107,251

Loans held for sale	4,759	2,762

Total loans	701,514	686,932
Allowance for loan losses	(10,539)	(9,130)
Net Loans	690,975	677,802

Accrued interest receivable	3,821	3,967
Premises and equipment, net	15,603	16,782
Restricted investments	5,101	5,101
Other assets	12,895	11,235

Total assets	$840,887	$840,311

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
Non-interest bearing	$83,096	$76,585
Interest bearing	604,094	600,684
Total deposits	687,190	677,269

Federal funds purchased	3,950	2,300
Repurchase agreements	14,850	20,350
FHLB advances	56,556	63,655
Other borrowed funds	1,188	1,030
Other liabilities	6,120	5,352
Total liabilities	769,854	769,956

Stockholders' equity
Preferred stock, no par value; 500,000 shares authorized	-	-
Common stock, $1 par value; 4,000,000 shares authorized;
2,703,009 shares issued and outstanding	2,703	2,703
Additional paid-in capital	32,778	32,778
Retained earnings	35,242	34,171
Accumulated other comprehensive income	310	703
Total stockholders' equity	71,033	70,355

Total liabilities and stockholders' equity	$840,887	$840,311

OAK FINANCIAL CORPORATION AND SUBSIDIARIES	CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands except per share data)	Three Months ended		Six Months ended
	June 30, (Unaudited)		June 30, (Unaudited)
	2009	2008	2009	2008
Interest Income
Interest and fees on loans	$9,018	$9,533	$17,886	$19,347
Available-for-sale securities	947	1,223	2,046	2,508
Restricted investments	26	50	79	95
Other interest income	2	1	2	3
Total interest income	9,993	10,807	20,013	21,953

Interest expense
Deposits	2,836	3,529	5,946	7,579
Federal funds purchased	6	151	11	414
Repurchase agreements	207	244	449	489
FHLB advances	653	644	1,327	1,212
Other borrowed funds	1	4	5	6
Total interest expense	3,703	4,572	7,738	9,700

Net interest income	6,290	6,235	12,275	12,253

Provision for loan losses	1,375	930	2,350	1,605

Net interest income after provision for loan losses.	4,915	5,305	9,925	10,648

Non-interest income
Service charges on deposit accounts	1,298	1,387	2,527	2,639
Mortgage banking	973	303	2,033	707
Net gain on sales of securities	7	50	342	52
Insurance premiums and brokerage fees	276	286	565	625
Other	170	191	328	379
Total non-interest income	2,724	2,217	5,795	4,402

Non-interest expenses
Salaries	2,574	2,697	5,390	5,244
Employee benefits	601	575	1,233	1,197
Occupancy (net)	463	464	965	895
Furniture and fixtures	337	326	663	620
Loss on other real estate	54	85	324	84
FDIC fees	689	110	941	215
Other	1,678	1,738	3,349	3,332
Total non-interest expenses	6,396	5,995	12,865	11,587

Income before federal income taxes	1,243	1,527	2,855	3,463

Federal income taxes	233	328	595	782

Net income	$1,010	$1,199	$2,260	$2,681

Income per common share:
Basic	$0.38	$0.44	$0.84	$0.99
Diluted	$0.38	$0.44	$0.84	$0.99

OAK FINANCIAL CORPORATION AND SUBSIDIARY	CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited) (Dollars in thousands except per share data)	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008	2nd Qtr 2008
Earnings
Net interest income	$6,290	$5,985	$6,018	$6,106	$6,235
Provision for loan losses	$1,375	$975	$1,950	$1,400	$930
Non-interest income	$2,724	$3,071	$(1,183)	$2,089	$2,218
Non-interest expense	$6,396	$6,469	$6,031	$5,971	$5,996
Net income	$1,010	$1,250	$(1,882)	$737	$1,199
Basic earnings per share	$0.38	$0.46	$(0.69)	$0.27	$0.44
Diluted earnings per share	$0.38	$0.46	$(0.69)	$0.27	$0.44
Average shares outstanding	2,703	2,703	2,703	2,703	2,703

Performance Ratios
Return on average assets	0.48%	0.60%	(0.92%)	0.37%	0.62%
Return on average equity	5.68%	7.14%	(10.45%)	4.06%	6.64%
Net interest margin (tax-equivalent)	3.27%	3.14%	3.20%	3.31%	3.56%
Efficiency ratio	71.7%	71.2%	71.0%	70.0%	69.0%
Full-time equivalent employees	205	206	205	204	202
Ending equity to ending assets	8.45%	8.32%	8.37%	8.92%	9.06%
Book value per share	$26.28	$25.75	$26.03	$26.49	$26.37

Asset Quality
Net loans charged-off	$695	$245	$1,873	$207	$195
Net charge-offs to total average loans	0.40%	0.14%	1.12%	0.13%	0.13%
(annualized)
Nonperforming assets	$7,828	$7,492	$5,332	$8,838	$6,714
Allowance for loan losses to total loans	1.50%	1.42%	1.33%	1.39%	1.25%
Nonperforming assets to total assets	0.93%	0.90%	0.63%	1.10%	0.85%

(Dollars in thousands except per share data)	YTD 6/30/09	YTD 6/30/08
Earnings
Net interest income	$12,275	$12,253
Provision for loan losses	$2,350	$1,605
Non-interest income	$5,795	$4,402
Non-interest expense	$12,865	$11,587
Net income	$2,260	$2,681
Basic earnings per share	$0.84	$0.99
Diluted earnings per share	$0.84	$0.99
Average shares outstanding	2,703	2,703

Performance Ratios
Return on average assets	0.54%	0.71%
Return on average equity	6.43%	7.46%
Net interest margin (tax-equivalent)	3.21%	3.56%
Efficiency ratio	70.6%	67.6%

Asset Quality
Net loans charged-off	$940	$753
Net charge-offs to total average loans (annualized)	0.27%	0.25%